Exhibit 99.1
Coinbase Announces Pricing of Offering of $1.25 Billion of 0.50% Convertible Senior Notes Due 2026
May 18, 2021
Remote-First-Company/CHICAGO--(BUSINESS WIRE) – Coinbase Global, Inc. (“Coinbase”) (Nasdaq: COIN) today announced the pricing of $1.25 billion aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Coinbase also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $187.5 million principal amount of notes, solely to cover over-allotments. The sale of the notes to the initial purchasers is expected to settle on May 21, 2021, subject to customary closing conditions, and is expected to result in approximately $1.22 billion (or approximately $1.40 billion if the initial purchasers exercise their option to purchase additional notes in full) in net proceeds to Coinbase after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Coinbase.
The notes will be senior, unsecured obligations of Coinbase. The notes will accrue interest of 0.50% per year payable semi-annually in arrears. The notes will mature on June 1, 2026, unless earlier repurchased, redeemed or converted. Coinbase may not redeem the notes prior to June 5, 2024. Coinbase may redeem all or any portion of the notes, at its option, on or after June 5, 2024 and on or before the 20th scheduled trading day immediately before the maturity date, if the last reported sale price of Coinbase’s Class A common stock exceeds 130% of the conversion price then in effect on (1) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Coinbase sends the related redemption notice; and (2) the trading day immediately before the date Coinbase sends such notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes, which means that Coinbase is not required to redeem or retire the notes periodically. Subject to a limited exception, holders of the notes will have the right to require Coinbase to repurchase for cash all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price of 100% of their principal amount plus any accrued and unpaid interest.
The notes will be convertible at an initial conversion rate of 2.6994 shares of Coinbase’s Class A common stock, per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $370.45 per share of Class A common stock, which represents a conversion premium of approximately 55% to the last reported sale price of $239.00 per share of Coinbase’s Class A common stock on The Nasdaq Global Select Market on May 18, 2021).
Prior to the close of business on the business day immediately preceding December 1, 2025, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. On or after December 1, 2025 until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of Coinbase’s Class A common stock, or a combination thereof, at Coinbase’s election.
In connection with the pricing of the notes, Coinbase entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Coinbase’s Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to Coinbase’s Class A common stock upon any conversion of the notes and/or offset any potential cash payments Coinbase is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions is initially approximately $478.00 per share, which represents a premium of 100% over the last reported sale price of Coinbase’s Class A common stock of $239.00 per share on May 18, 2021, and is subject to certain adjustments under the terms of the capped call transactions.
Coinbase has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Coinbase’s Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Coinbase’s Class A common stock or the notes at that time. In addition, Coinbase expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or by purchasing or selling shares of the Class A common stock or other securities of Coinbase in secondary market transactions following the pricing of the notes and from time to time prior to the maturity of the notes (and are likely to do so following any conversion of the notes, any repurchase of the notes by Coinbase on any fundamental change repurchase date, any redemption date or any other date on which the notes are retired by Coinbase, in each case if Coinbase exercises its option to terminate the relevant portion of the capped call transactions, where such termination is at its option). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.
This capital raise represents an opportunity to bolster Coinbase’s already strong balance sheet with low cost capital that maintains operating freedom and minimizes dilution for Coinbase’s stockholders. Coinbase intends to use the net proceeds from the offering for general corporate purposes, which may include working capital and capital expenditures, and to use approximately $78.4 million of the net proceeds to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Coinbase expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Coinbase may also use a portion of the net proceeds to make investments in and acquisitions of other companies, products or technologies that Coinbase may identify in the future.
The notes were only offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Coinbase’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes or any shares of Class A common stock potentially issuable upon conversion of the notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
About Coinbase
Coinbase is building the cryptoeconomy – a more fair, accessible, efficient, and transparent financial system enabled by crypto. Coinbase started in 2012 with the radical idea that anyone, anywhere, should be able to easily and securely send and receive Bitcoin. Today, Coinbase offers a trusted and easy-to-use platform for accessing the broader cryptoeconomy.
Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including, among other things, statements relating to the completion of the offering, the potential effects of entering into capped call transactions, and the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Coinbase will consummate the offering, prevailing market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, including the impacts of the COVID-19 pandemic, and whether the capped call transactions will become effective. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Coinbase’s business and financial results, please review the “Risk Factors” described in Coinbase’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) and in Coinbase’s other filings with the SEC. Except as may be required by law, Coinbase undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.
Contacts:
Press: press@coinbase.com
Investors: investor@coinbase.com